Exhibit 4

OPTION AGREEMENT

THIS AGREEMENT, made as of this 3rd day of August, 2011 by and among the shareholders of UHF Incorporated., a Michigan corporation (the "Company"), who are signatories hereto (the “Shareholders”), and Wayne Brannan (the "Optionee”).

Preliminary Statement

The Company presently is authorized to issue 50,000,000 shares of its common stock and has outstanding 50,000,000 shares of common stock of which 46,851,238 are owned in the aggregate by the Shareholders.

The Company proposes to reincorporate in Delaware. The Shareholders and Optionee have entered into Subscription Agreements to purchase additional shares (the “Additional Shares”) of the Company’s common stock.  The Shareholders and Optionee have delivered payment for such shares and upon consummation of such reincorporation, the Company will issue the Additional Shares. Each of the Shareholders has agreed to grant to Optionee the right to purchase 728,790 shares of the Company’s common stock as presently constituted for an aggregate purchase price to each Shareholder of $4,666.59. Assuming a 1 for 10 recapitalization, the aggregate of the 728,790 shares due from each Shareholder would represent an aggregate of 364,395 shares of the common stock of the Company post-reincorporation.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Shareholders hereby grant the Optionee an option to the Option Shares, on the following terms and conditions:

1.           Option.

Each Shareholder hereby grants to the Optionee an option (this “Option”) to purchase 728,790 fully paid and non-assessable shares of the Company (collectively, the "Option Shares"). This Option may be exercised at any time prior to 5:00 p.m. New York City time, on September 30, 2016, unless terminated earlier as provided in Section 5 hereof (the “Expiration Date”).

2.            Price.

The purchase price shall be $0.0064032 per share (the “Exercise Price”) or, in the aggregate, $4,666.59 for each Shareholder.

3.           Deposit of Option Shares in Escrow. Each of the Shareholders has deposited in escrow with Eaton & Van Winkle LLP, as escrow agent (the “Escrow Agent”), stock certificates evidencing his Option Shares, registered in his or its name, duly endorsed for transfer in blank or accompanied by duly executed stock powers, in accordance with, and subject to the terms and conditions set forth in, an Escrow Agreement dated as of the date hereof by and among the Shareholders, the Optionee and the Escrow Agent (the “Escrow Agreement”). The Escrow Agent will hold the Option Shares until the Option has been exercised as to those Option Shares or the Expiration Date as to those Option Shares as to which this Option has not been exercised.

     3.   Exercise of Option.

(a)           The Optionee shall deliver a notice in the form annexed hereto as Exhibit A (the “Exercise Notice”) to the Escrow Agent and the Shareholders of his exercise of this Option, together with payment of an amount equal to the Exercise Price multiplied by the number of Option Shares as to which this Option is being exercised. Payment shall be made by check payable to “Eaton & Van Winkle LLP, as escrow agent” or by wire transfer to an account of Eaton & Van Winkle LLP.

(b)           This Optionee may not assign, transfer, encumber or otherwise transfer or dispose of this Option or any interest herein, except that Optionee may assign this Option to any member of his immediate family.

4.           Adjustments Upon Changes in Capitalization.

(a)           In the event of a reorganization, merger, divestiture, recapitalization, consolidation, liquidation, reclassification, rights offering, stock dividend, stock split-up or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares, the number and kind of shares that may be acquired upon exercise of this Option and the Exercise Price shall be adjusted as the Board of Directors shall deem equitable.

(b)           Any adjustment in the number of Option Shares shall apply proportionately to only the unexercised portion of this Option.  If fractions of an Option Share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Option Shares.

5.           No Rights in Option Stock.

Optionee shall have no rights as a shareholder in respect of shares as to which this Option shall not have been exercised and payment made as herein provided.  Each of the Shareholders shall retain the right to exercise all rights of a stockholder with respect to his Option Shares and to receive any cash dividend paid thereon until such time as Optionee shall have purchased such Shares pursuant to the rights granted herein.

6.           Binding Effect.

Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

7.           Governing Law

This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law.

8.           Notices.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by e-mail with receipt acknowledged by the recipient, or by nationally recognized overnight courier service, to the addresses set forth below.

If to the Shareholders, to the addresses set forth on Schedule A annexed hereto.

If to the Optionee:

Wayne Brannan
11 Richmar Court
Freehold New Jersey 07728

If to the Escrow Agent:

Eaton & Van Winkle LLP
3 Park Avenue
New York, New York 10016
Attention:  Vincent J. McGill, Esq.
Phone No.:212-561-3604
Fax No.:212-779-9928
e-mail:vmcgill@evw.com

[Signature page is on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE SHAREHOLDERS:

Lawrence Burstein

Peter van Voorst Vader

Frontera Holdings Limited Partnership
By:
Omar Cunha
Title:
Wit Services Global Inc.
By:
Sidney Levy
Title:
Nissen Holdings & Co Ltd.
By:
Selmo Nissenbaum
Title:
ACCEPTED AND AGREED TO:

Wayne Brannan

                                                                                                                                     Schedule A

Name and Address

Lawrence Burstein

   Telephone:
   Facsimile:
   E-mail address: lburstein@unitycapital.com

Peter van Voorst Vader

   Telephone:
   Facsimile:
   E-mail address: peter@bhg.net

Frontera Holdings Limited Partnership

Attention:  Omar Cunha
     Telephone: + 55 (21) 2239-5716; mobile + 55 (21) 2239-5716
     Facsimile: + 55 (21) 2239-5716
     E-mail address:   omar@dealmaker.com.br

Wit Services Global Inc.
No. 6 3rd Floor
Qwomar Trading Building
PO Box 875
Road Town, Tortola, British Virgin Islands
  Attention: Sidney Levy
      Telephone:
      Facsimile:
      E-mail address:  sidney@valid.com.br

Nissen Holdings & Co Ltd.

Attention: Selmo Nissenbaum
      Telephone:
      Facsimile:
      E-mail address: selmo.nissenbaum@personaleinvestimentos.com.br

EXERCISE OF OPTION
TO
PURCHASE SHARES

TO: EATON & VAN WINKLE LLP, as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement dated as of August __, 2011 by and among the shareholders of UHF Incorporated, a Michigan corporation (the “Company”) signatory thereto, Wayne Brannan and the Escrow Agent.

        The undersigned hereby exercises the within Option for the purchase of   shares according to the terms and conditions thereof and herewith makes payment of the exercise price for such shares in full.  The undersigned is purchasing such shares for investment and not with a view to the distribution thereof.  Kindly issue the certificate for such shares in accordance with the instructions given below.

Signature

Instructions for issuance of stock:

Name

Street                  City                State        Zip Code